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                                                            Exhibit (d)(I)(1)(f)



[NEW YORK LIFE INVESTMENT MANAGEMENT LLC LOGO]



February ___, 2006

Board of Directors
Eclipse Funds Inc.
51 Madison Avenue
New York, NY 10010

Re: Expense Reimbursements of MainStay Conservative Allocation Fund, MainStay Growth Allocation Fund, MainStay Moderate Allocation Fund and MainStay Moderate Growth Allocation Fund

Dear Board of Directors:

(1) This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, and brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of the Class I shares of each of the MainStay Conservative Allocation Fund, MainStay Growth Allocation Fund, MainStay Moderate Allocation Fund and MainStay Moderate Growth Allocation Fund (the "Funds"), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds 0.25%, we will assume a portion of the Fund's operating expenses in the amount of such excess. An equivalent reduction will apply to the Class A, Class B and Class C shares of the Funds.

(2) Our undertaking to assume Fund operating expenses as stated in Paragraph 1, above, may not be terminated through October 31, 2006, but may be terminated by us without notice anytime thereafter.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:
      -------------------------------------------
      Authorized Officer


                                 ACKNOWLEDGED:

                                 ECLIPSE FUNDS INC.

                                 By:
                                       --------------------------------------
                                        Authorized Officer